Exhibit 10.5

AMENDMENT FIVE

TO THE

SAVINGS EQUALIZATION PLAN OF NEWMONT

WHEREAS, the Savings Equalization Plan of Newmont (the “Plan”) was restated by Newmont USA Limited (the “Plan Sponsor”) effective December 31, 2008; and

WHEREAS, the Plan Sponsor wishes to amend the Plan effective January 1, 2016 consistent with current and past practice; and

WHEREAS, Section 9.02 of the Plan authorizes the Plan Sponsor to amend the Plan from time to time.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 10.14, “Distribution Delay for Specified Employees,” is restated as follows:

Section 10.14.  Distribution Delay for Specified Employees.  This Section applies only to amounts credited under the Plan that accrue and become vested and earned on or after January 1, 2005.  In the case of a distribution to a Specified Employee due to the Specified Employee’s Separation from Service, such distribution may not be made or commence before the date which is 6 months after the date of the Specified Employee’s Separation from Service with the Company or, if earlier, the date of the Specified Employee’s death.  Notwithstanding the foregoing, the Administration Committee or its delegate may adopt administrative practices that extend beyond the above requirements of this Section for purposes of compliance with Code Section 409A.  Such administrative practices shall be set forth in writing as an Appendix to the Plan.

2. Appendix C, “Administrative Practice Regarding Six Month Distribution Delays,” is added to the Plan as attached hereto and incorporated herein by this reference.
3. The Administration Committee or its delegate is hereby authorized to take all action necessary to implement this amendment.

The foregoing was adopted this 6th day of December, 2016.

NEWMONT USA LIMITED

By /s/ Stephen P. Gottesfeld

Name Stephen P. Gottesfeld

Title Vice President

Savings Equalization Plan of Newmont

Amendment Five Effective January 1, 2016

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SAVINGS EQUALIZATION PLAN OF NEWMONT

APPENDIX C

ADMINISTRATIVE PRACTICE

REGARDING SIX-MONTH DISTRIBUTION DELAYS

Internal Revenue Code (“Code”) Section 409A requires that a distribution to a “Specified Employee” that is payable due to the Specified Employee’s Separation from Service may not be made prior to 6 months after the date of Separation of Service.  The determination of a “Specified Employee” under Code Section 409A and regulations issued thereunder is complex and, under current Company practices, administratively cumbersome.  Accordingly, consistent with past practice, the Savings Equalization Plan of Newmont (the “Plan”) shall apply the following administrative practices in applying the six-month payment delay with respect to distributions from the Plan for certain individuals.

An individual who is among the top paid 50 Employees of Newmont, determined without regard to whether the Employee is a Plan Participant, who has a Separation from Service shall not receive a distribution from the Plan prior to a date that is 6 months after the date of the Employee’s Separation from Service.

The determination of the top 50 paid Employees shall be based on the Employee’s Compensation received in the immediately preceding calendar year and classification as a top 50 paid Employee shall be in effect from the April 1 following the year the Compensation was received until the following March 31st.  For purposes of this Administrative Practice, Compensation shall be determined in accordance with a safe-harbor definition of Compensation set forth in Code Section 415(c) and the regulations issued thereunder.  The definition of Compensation shall be uniformly applied.

Capitalized terms herein shall have the same meaning as defined in the Plan.

Dated the 22nd day of November, 2016.

/s/ Pat Keenan

Signed

Patrick Keenan

Print Name of Committee Member or Delegate

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